Exhibit 99.1

Bancorp of New Jersey, Inc. Reports Continued Record Earnings
and Record Assets

August 5, 2011

Fort Lee, NJ – Bancorp of New Jersey, Inc. (NYSE-AMEX: BKJ), the holding company of Bank of New Jersey, reported another consecutive increase in quarterly net income. Net income for the second quarter of 2011 reached $812 thousand compared to net income of $524 thousand in the second quarter of 2010. This represents a 55.0% increase in net income, or $288 thousand. Earnings per diluted share reached $0.16 in the second quarter of 2011 compared to $0.10 per diluted share in the second quarter of 2010. Net income for the first six months of 2011 exceeded $1.4 million, or $0.28 per diluted share, compared to net income of $1.0 million, or $0.20 per diluted share in 2010. The net income generated during this quarter represents the eighteenth consecutive quarter of profitability.

During the second quarter of 2011, net interest income increased by 20.9%, or approximately $650 thousand, to $3.8 million from $3.1 in the second quarter of 2010. During the first half of 2011, net interest income reached $7.4 million, reflecting a 20.2% increase from $6.1 million in the first six months of 2010. The increased net interest income is primarily due to higher average loans, the result of increased loan production during the first half of 2011. During the second quarter of 2011, non-interest expense increased 18.7%, or $355 thousand, to $2.3 million, compared to $1.9 million during the second quarter of 2010. Non-interest expense in the first half of 2011 reflected an increase of approximately $436 thousand, or 11.5%, to $4.2 million from $3.8 million in the first half of 2010. The increase in non-interest expense is, primarily, due to increases in salaries and benefits and professional fees of $164 thousand and $82 thousand, respectively. For the three months ended June 30, 2011, the provision for loan losses was $212 thousand, compared to provision for loan losses of $384 thousand, for the three months ended June 30, 2010. For the six months ended June 30, 2011, the provision for loan losses was $598 thousand, compared to provision for loan losses of $654 thousand, for the six months ended June 30, 2010. These decreases in provision for loan losses reflect the credit quality of the loan portfolio and a stabilization of the non-performing loans. During the six months ended June 30, 2011, the Company sold its only other real estate owned property resulting in a $203 thousand loss.

Bancorp of New Jersey’s total assets reached $403.3 million at June 30, 2011, compared to $370.3 million at December 31, 2010. Total loans reached $334.7 million at June 30, 2011, compared to $302.1 million at December 31, 2010, representing an increase of $32.6 million, or 10.8%. Total deposits increased to $349.9 million at June 30, 2011 from $318.4 million at December 31, 2010, an increase of $31.5 million, or 9.9%. Stockholder’s equity grew to $52.0 million at June 30, 2011, from $50.1 million at December 31, 2010.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 6 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, and Harrington Park. A seventh location in Englewood is expected to open during 2011 and an eighth location in Cliffside Park has received regulatory approval from the FDIC and the New Jersey Department of Banking and Insurance. All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include the economic conditions affecting the financial industry and our customers, particularly in our market area; volatility in interest rates and the shape of the yield curve; credit risks and risks associated with real estate, which serves as collateral for a significant portion of our loans; operating, legal, and regulatory risk, including compliance with new laws and regulations; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve System; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
INCOME STATEMENT	2011	2010	2011	2010
Net Interest Income	$3,772	$3,119	$7,356	$6,120
Provision for loan losses	212	384	598	654
Noninterest Expense, net	2,225	1,840	4,329	3,706

Pretax Income	1,335	895	2,429	1,760
Tax Expense	523	371	979	722

Net Income	$812	$524	$1,450	$1,038

Basic Earnings per Share	$0.16	$0.10	$0.28	$0.20
Diluted Earnings per Share	$0.16	$0.10	$0.28	$0.20

Weighted Average Shares – Basic	5,207	5,207	5,207	5,207
Weighted Average Shares – Diluted	5,213	5,228	5,217	5,224

SELECTED BALANCE SHEET DATA AT END OF PERIOD	6/30/2011	12/31/2010

Total Loans	$334,739	$302,103
Allowance for Loan Losses	4,324	3,749
Investment Securities	44,244	32,142
Total Assets	403,299	370,255
Total Deposits	349,905	318,421
Stockholders’ Equity	51,975	50,138